Exhibit 99.09

Pazoo.com Inspiration Expert Jenna Lowthert To Be Interviewed On Newsmax TV, Former NFL Player Rod Trafford And Four More Experts Join Pazoo

Whippany, N.J., January 12, 2015 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce that Pazoo’s Inspiration Expert Jenna Lowthert will be interviewed on Newsmax TV later this week. Further, Pazoo is excited to announce that former NFL player Rod Trafford has joined the impressive array of Health and Wellness Experts on Pazoo.com along with four additional specialized Experts. These new Health and Wellness Experts expect to have an immediate impact on the visitors to www.pazoo.com through the unique content they provide on a weekly basis.

Pazoo Inspiration Expert Jenna Lowthert is set to be interviewed on Newsmax TV with John Bachman and JD Hayworth.  The interview will focus on Jenna’s inspirational and moving book about her mother’s death entitled “Life Goes On..?”.  The interview will take place January 16th.  To watch and listen live please go to http://www.newsmaxtv.com. To learn more about Jenna please visit www.pazoo.com as well as http://justjennarose.pazoo.com.

Pazoo has signed five new experts in the past month, including former NFL player Rod Trafford.  After being injured in a car wreck as a teenage football star, doctors discovered a hole in his heart and an irregular heartbeat and he was told he would never play football again. Defying the odds Rod not only went on to become a celebrated college tight end at the University of South Carolina, he reached the NFL and played for the Buffalo Bills and the New England Patriots.  As Pazoo.com Sports Safety Expert, Rod Trafford will apply his experiences on the playing field with his concern for health and wellness in your everyday life.

Additionally, Pazoo has added the following Experts to its already impressive array of Health and Wellness Experts on www.pazoo.com: Lifestyle Modification Expert Bill McCambley; Realist Expert Mike Doyle; Craft Beer Expert Mike DeSimone; and Interior Landscaping Expert Brian Bergen.  All of our new experts contribute unique information and advice on a regular basis to www.pazoo.com to help people and pets improve their overall health and wellness. Many of the Pazoo experts are available for speaking engagements, seminars, phone or video-conferencing, and personal one-on-one consultations.  To visit an expert’s profile and see their health and wellness content and information, please visit www.pazoo.com/experts.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: January 12, 2015